Exhibit 99.1

PRESS RELEASE

For further information contact:                                     FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

Bar Harbor Bankshares Reports 2005 Earnings Per Share Growth of 14%

Bar Harbor, Maine (January 31, 2006) – Bar Harbor Bankshares (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $6.4 million for the year ended December 31, 2005 or fully diluted earnings per share of $2.03, compared with $5.7 million or fully diluted earnings per share of $1.79 for the year ended December 31, 2004, representing increases of 12% and 14%, respectively.

Net income for the fourth quarter of 2005 amounted to $1.7 million, or fully diluted earnings per share of $0.54, compared with $1.6 million or fully diluted earnings per share of $0.48 during the same quarter in 2004, representing increases of 9% and 11%, respectively.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "Despite the challenging interest rate, regulatory and competitive environments, 2005 marked another successful year for Bar Harbor Bankshares, the highlights of which included double-digit earnings growth, significant loan growth, a sustained trend of strong credit quality, a meaningful increase in net interest income, continued containment of our operating expenses, and higher returns for our shareholders. We are optimistic this forward momentum will continue as we navigate new challenges in 2006."

Financial Condition

Total assets ended the year at $748 million, representing an increase of $81 million, or 12%, compared with December 31, 2004.

Total loans ended the year at $515 million, representing an increase of $66 million or 15% compared with year-end 2004. Business lending activity was exceptional during 2005, contributing three-quarters of the year-over-year loan growth. Fourth quarter 2005 loan growth was particularly strong, with total loans posting an increase of $21 million during the quarter.

The Bank’s non-performing loans remained at low levels during 2005. At year-end, total non-performing loans amounted to $875 thousand or 0.17% of total loans, compared with $723 thousand or 0.16% at December 31, 2004. The Bank’s loan loss experience showed an improvement during 2005, with net charge-offs amounting to only $182 thousand, or net charge-offs to average loans outstanding of 0.04%, compared with $629 thousand, or net charge-offs to average loans outstanding of 0.15% during 2004. Reflecting a sustained trend of strong credit quality and the resolution of certain legal proceedings between borrowers engaged in the Maine wild blueberry processing industry and their growers, during 2005 the Bank did not record a provision for loan losses, compared with $180 thousand in 2004.

Total investment securities ended the year at $183 million, representing an increase of $7 million or 4% compared with December 31, 2004. In the fourth quarter of 2005, as market yields climbed towards 2005 highs, the Bank added $24 million in securities to the balance sheet. Average securities amounted to $164 million in 2005, representing a decline of $18 million or 10% compared with 2004. During the first nine months of 2005, a significant portion of the cash flows from the securities portfolio was redeployed to help support the funding of strong loan growth, which typically generates a higher yielding earning asset base. Throughout most of 2005, Bank management exercised restraint with respect to additional leveraging of the balance sheet with securities during a period of still historically low market yields, a flattening U.S. Treasury yield curve, and anticipation of higher yields in the near future.

Total deposits ended the year at $446 million, representing an increase of $47 million or 12% compared with December 31, 2004. Deposit growth was principally attributed to certificates of deposit obtained in the national market, as 2005 earning asset growth outpaced retail deposit growth. Retail deposits increased $11 million during 2005, led by increases in certificates of deposit, NOW accounts and demand deposits, amounting to 11%, 5% and 2%, respectively.

The rate of retail deposit growth lagged historical norms during 2005. Management believes that competition from banks and non-banks intensified, as savers and investors sought higher returns in an atmosphere of rising short-term interest rates, and that financial institutions in particular have been aggressive in pricing their deposits in order to fund earning asset growth. Since short-term rates began rising in June 2004, management has exercised restraint with respect to overly aggressive deposit pricing strategies, and has sought to achieve an appropriate balance between retail deposit growth and wholesale funding levels, while protecting the Bank’s net interest margin and liquidity position.

At December 31, 2005 total borrowings amounted to $240 million, representing an increase of $33 million or 16% compared with December 31, 2004. Total average borrowings amounted to $210 million during 2005, representing an increase of $2 million or 1% compared with 2004. The increase in borrowings was utilized to help support 2005 earning asset growth.

Bar Harbor Bankshares continued to exceed regulatory requirements for well-capitalized financial institutions, ending the year with Tier I Leverage, Tier 1 Risk Based, and Total Risk Based Capital ratios of 7.55%, 10.88% and 11.30%, respectively.

Results of Operations

Net interest income, on a tax-equivalent basis, amounted to $22.5 million for the year ended December 31, 2005, representing an increase of $1.4 million or 7% compared with 2004. The increase in net interest income was principally attributed to average earning asset growth of $45 million or 7% during the year, and was aided by a relatively unchanged net interest margin, which in 2005 amounted to 3.43% compared with 3.45% in 2004.

In the fourth quarter of 2005 the Bank recorded tax-equivalent net interest income of $5.9 million, representing an increase of $275 thousand or 5% compared with the fourth quarter of 2004. The increase in fourth quarter net interest income was attributed to average earning asset growth of $65 million or 10%, as the net interest margin declined nineteen basis points compared with the fourth quarter of 2004, reflecting highly competitive pricing pressures and the flattening U.S. Treasury yield curve throughout 2005.

Non-interest income for the year ended December 31, 2005 amounted to $6.4 million, representing a decline of $157 thousand or 2% compared with 2004. The decline in non-interest income was principally attributed to a $404 thousand decline in non-interest income on interest rate swap agreements, offset in part by increases in other revenues. During the third quarter of 2004 the Bank designated its interest rate swap agreements as cash flow hedges and, prospectively from the time of this designation, current period net cash flows representing amounts received from or paid to counter-parties are recorded as interest income. Non-interest income was favorably impacted by 2005 revenue increases generated from net gains on the sale of investment securities, Bank credit card programs, and trust and other financial service fees, amounting to 17%, 11% and 3%, respectively.

Fourth quarter 2005 non-interest income amounted to $1.4 million, representing a decline of $30 thousand or 2% compared with the fourth quarter of 2004. The decline in non-interest income was principally attributed to a reduced level of net gains on the sale of investment securities, which in the fourth quarter of 2004 amounted to $65 thousand compared with none during the same quarter in 2005.

Non-interest expense for the year ended December 31, 2005 amounted to $19.3 million, representing an increase of $354 thousand or less than 2% compared with 2004. The increase in 2005 non-interest expense was principally attributed to a $460 thousand or 5% increase in salaries and employee benefits, reflecting overall increases in the level of employee compensation including incentive compensation, as well as the impact and timing of certain staffing changes during 2004 and 2005. Bank credit card program expenses increased $148 thousand or 12% during 2005, but were offset by a $189 thousand increase in revenue from these programs. All other categories of non-interest expense posted year-over-year declines during 2005.

Fourth quarter 2005 non-interest expense amounted to $4.8 million, representing an increase of less than 3% compared with the fourth quarter of 2004.

The effective income tax rates for 2005 were 28.4% during the fourth quarter and 28.7% for the year, compared with 28.0% and 27.0% for the respective periods in 2004. The higher effective tax rates in 2005 were principally attributed to lower levels of non-taxable income generated from the Bank’s securities and loan portfolios.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with eleven branch office locations serving Down East and Mid Coast Maine. For further information visit http://www.bhbt.com.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		Average
Balance Sheet Data	12/31/2005	12/31/2004	2005	2004

Total assets	$747,945	$666,811	$689,644	$646,205
Total investment securities	183,300	176,337	164,027	181,778
Total loans	514,866	448,478	479,974	416,956
Allowance for loan losses	4,647	4,829	4,767	5,051
Total deposits	445,731	398,272	417,437	377,721
Total borrowings	239,696	206,923	209,761	207,354
Shareholders' equity	56,104	56,042	56,132	54,200

	Three Months Ended		Year Ended
Results Of Operations	12/31/2005	12/31/2004	12/31/2005	12/31/2004

Interest and dividend income	$10,223	$8,480	$37,195	$31,922
Interest expense	4,512	3,054	15,336	11,545
Net interest income	5,711	5,426	21,859	20,377
Provision for loan losses	(50)	30	-	180
Net interest income after
provision for loan losses	5,761	5,396	21,859	20,197

Non-interest income	1,392	1,422	6,415	6,572
Non-interest expense	4,793	4,665	19,268	18,914

Income before income taxes	2,360	2,153	9,006	7,855
Income taxes	671	603	2,582	2,123

Net income	$ 1,689	$1,550	$ 6,424	$ 5,732

Earnings per share:
Basic	$ 0.55	$ 0.50	$ 2.09	$ 1.85
Diluted	$ 0.54	$ 0.48	$ 2.03	$ 1.79

Dividends per share	$ 0.21	$ 0.20	$ 0.84	$ 0.80

Return on average equity	11.96%	11.18%	11.44%	10.58%
Return on average assets	0.92%	0.92%	0.93%	0.89%

As of December 31:	2005	2004
Tier 1 leverage capital ratio	7.55%	7.75%
Book value per share	$ 18.33	$ 18.20
Tangible book value per share	$ 17.30	$ 17.17
Shares outstanding	3,059,959	3,079,649

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